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                   HORIZON PHARMACIES, INC. 1997 STOCK OPTION PLAN


    1. PURPOSE. The purposes of the HORIZON Pharmacies, Inc. 1997 Stock Option Plan are to enable the Company to attract and retain the services of employees and directors and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in the Company's success.

    2. DEFINITIONS. As used in the Plan, the following definitions apply to the terms indicated below:

         "BOARD" means the Board of Directors of the Company.

         "CHANGE IN CONTROL" means (i) the execution by the Company of an agreement to merge or consolidate with another corporation (other than a corporation 50% or more of which is controlled by, or is under common control with, the Company), or (ii) the execution of an agreement by shareholders of the Company to sell or transfer an amount of Shares equal to or greater than 50% of the outstanding Shares of the Company.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "COMMITTEE" means the entire Board or any committee thereof consisting of two or more directors of the Company who are "Non-Employee Directors" as such term is used in Rule 16b-3 promulgated under the Exchange Act, or such number of directors or Non-Employee Directors as is required by Rule 16b-3 or any successor rule.

         "COMPANY" means HORIZON Pharmacies, Inc., a Texas corporation.

         "FAIR MARKET VALUE" of a Share on a given day means, if Shares are listed on an established stock exchange or exchanges, the highest closing sales price of a Share as reported on such stock exchange or exchanges; or if not so reported, the average of the bid and asked prices, as quoted on the Nasdaq Stock Market, Nasdaq Small-Cap Market, the Nasdaq National Association Bulletin Board, or by the National Quotations Bureau. If the Shares shall not be so quoted, the Fair Market Value shall be determined by the Board taking into account all relevant facts and circumstances.

         "INCENTIVE STOCK OPTION" means an Option that qualifies as an incentive stock option within the meaning of Section 422 of the Code and which is identified as an Incentive Stock Option in the agreement by which it is evidenced.

         "OPTION" means a right to purchase Shares under the terms and conditions of the Plan as evidenced by an option agreement in such form not inconsistent with the Plan, as the Board may adopt for general use or for specific cases from time to time.

         "NONQUALIFIED STOCK OPTION" means an Option that is not an Incentive Stock Option and which is identified as a Nonqualified Stock Option in the agreement by which it is evidenced.

         "PARTICIPANT" means an employee or director, eligible to participate in the Plan under Section 5 hereof, to whom an Option is granted under the Plan.


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         "PLAN" means the HORIZON Pharmacies, Inc. 1997 Stock Option Plan, including any amendments thereto.

         "SHARES" means shares of the Company's Common Stock, $.01 par value, now or hereafter owned by the Company as treasury stock or authorized but unissued shares of the Company's Common Stock, subject to adjustment as provided in the Plan.

         "SUBSIDIARY" means any corporation, now or hereafter existent, in which the Company owns, directly or indirectly, stock comprising fifty percent (50%) or more of the total combined voting power of all classes of stock of such corporation.

         "TEN PERCENT SHAREHOLDER" means any person who, before or after the grant or exercise of any Option, owns or would own, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or its parent or any Subsidiary, or who is not an employee of the Company.

    3.   PLAN ADOPTION AND TERM.

         A. The Plan shall become effective upon its adoption by the Board, and Options may be issued upon such adoption and from time to time thereafter; provided, however, that the Plan shall be submitted to the Company's shareholders for their approval at the next annual meeting of shareholders, or prior thereto at a special meeting of shareholders expressly called for such purpose, or by written consent of the holders of a majority of the issued and outstanding shares of Common Stock; and provided further, that the approval of the Company's shareholders shall be obtained within twelve (12) months of the date of adoption of the Plan. If the Plan is not approved at the annual meeting or special meeting by the affirmative vote of a majority of all shares voting at such meeting, or by or by written consent of the holders of a majority of the issued and outstanding shares of Common Stock, then the Plan and all Options then outstanding hereunder shall forthwith automatically terminate and be of no force and effect.

         B. Subject to the provisions hereinafter contained relating to amendment or discontinuance, the Plan shall continue in effect for ten (10) years from the date of its adoption by the Board. No option may be granted hereunder after such ten-year period.

    4. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee. Except as otherwise expressly provided in the Plan, the Committee shall have sole and final authority to interpret the provisions of the Plan and the terms of any Option issued under it and to promulgate and interpret such rules and regulations relating to the Plan and Options as it may deem necessary or desirable for the administration of the Plan. Without limiting the foregoing, the Committee shall, subject to Section 5 and to the extent and in the manner contemplated herein, determine who shall receive Options under the Plan and how many Shares shall be subject to each such Option. The Committee may correct any defect in the Plan or any Option in the manner and to the extent it shall deem expedient to carry the Plan into effect and shall be the sole and final judge of such expediency.


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         No member of the Committee shall be liable for any action taken or omitted or any determination made by him in good faith relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission in connection with the Plan, unless arising out of such person's own fraud or bad faith.

    5. ELIGIBILITY. The employees of the Company and its Subsidiaries, who, in the opinion of the Committee, have a capacity for contributing in a substantial measure to the success of the Company and its Subsidiaries, shall be eligible to participate in the Plan. Directors of the Company, who need not be employees, shall also be eligible to participate in the Plan.

    6.   STOCK SUBJECT TO THE PLAN.  Subject to adjustment as provided in
Section 13 hereof, Options may be granted pursuant to the Plan with respect to a number of Shares that, in the aggregate, does not exceed 10% of the Common Stock issued and outstanding at the date of the closing of the Company's initial public offering (246,242 shares of Common Stock in the event the Underwriters' over-allotment option is exercised). If, prior to the termination of the Plan, an Option shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the purposes of the Plan.

    7.   OPTIONS.

         A. All Options granted under the Plan shall be clearly identified either as Incentive Stock Options or as Nonqualified Stock Options. All Options granted under the Plan shall be evidenced by agreements in such form, not inconsistent with the Plan, as the Committee may adopt for general use or for specific use from time to time. An Option shall be deemed "granted" under the Plan on the date on which the Committee, by appropriate action, awards the Option to a Participant, or on such subsequent date as the Committee may designate.

         B. (i) The aggregate Fair Market Value of Shares with respect to which Incentive Stock Options granted under the Plan are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (and its parent and subsidiary corporations as those terms are used in Section 422 of the Code) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted. To the extent that the aggregate Fair Market Value of Shares with respect to such Incentive Stock Options exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

              (ii) Subparagraph (i) of this Paragraph B shall be applied by taking Options into account in the order in which they were granted.

    8. OPTION PRICE. The price per share at which Shares may be purchased pursuant to any Incentive Stock Option granted under the Plan shall be not less than 100% of the Fair Market Value of a


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Share on the date the Option is granted. The price per share at which Shares may be purchased pursuant to any Nonqualified Stock Option granted under the Plan shall be not less than 85% of the Fair Market Value of a Share on the date the Option is granted. No options intended to qualify as Incentive Stock Options shall be granted under the Plan to any Ten Percent Shareholder unless the exercise price of said Option is at least 110% of the Fair Market Value of a Share on the date the Option is granted.

    9. DURATION OF OPTIONS. No Option granted hereunder shall be exercisable after the expiration of ten (10) years from the date such Option was granted. All Options shall be subject to earlier termination as provided elsewhere in the Plan.

    10.  CONDITIONS RELATING TO EXERCISE OF OPTIONS.

         A. The Committee may, at its discretion, provide that an Option may not be exercised in whole or in part for any period or periods of time specified in the Option agreement. Except as provided in the Option agreement, an Option may be exercised in whole or in part at any time during its term. No Option may be exercised for a fractional share of stock.

         B. No Option shall be transferable by a Participant otherwise than by will or the laws of descent and distribution and Options shall be exercisable during the lifetime of a Participant only by such Participant.

         C. An Option shall be exercised by the delivery to the Company of a written notice signed by the Participant, which specifies the number of Shares with respect to which the Option is being exercised and the date of the proposed exercise. Such notice shall be delivered to the Company's principal office, to the attention of its Secretary, no less than three (3) business days in advance of the date of the proposed exercise and shall be accompanied by the applicable option certificate evidencing the Option. A Participant may withdraw such notice at any time prior to the close of business on the proposed date of exercise, in which case the option certificate evidencing the Option shall be returned to the Participant.

         D. Payment for Shares purchased upon exercise of an Option shall be made at the time of exercise either in cash, by certified check or bank cashier's check or in Shares owned by the Participant and valued at their Fair Market Value on the date of exercise, or partly in Shares with the balance in cash or by certified check or bank cashier's check. Any payment in Shares shall be effected by their delivery to the Secretary of the Company, endorsed in blank or accompanied by stock powers executed in blank.

         E. Certificates for Shares purchased upon exercise of Options shall be issued and delivered as soon as practicable following the date the Option is exercised. Certificates for Shares purchased upon exercise of Options shall be issued in the name of the Participant.

         F. Notwithstanding any other provision in the Plan, no Option may be exercised unless and until the Shares to be issued upon the exercise thereof have been registered under the Securities Act of 1933 and applicable state securities laws, or are, in the opinion of counsel to the Company, exempt from such registration. The Company shall not be under any obligation to register under applicable Federal or state


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securities laws any Shares to be issued upon the exercise of an Option granted hereunder, or to comply with an appropriate exemption from registration under such laws in order to permit the exercise of an Option and the issuance and sale of the Shares subject to such Option. If the Company chooses to comply with such an exemption from registration, the Shares issued under the Plan may, at the discretion of the Committee, bear an appropriate restrictive legend restricting the transfer or pledge of the Shares represented thereby, and the Committee may also give appropriate stop-transfer instructions to the transfer agent to the Company.

         G. Any person exercising an Option or transferring or receiving Shares shall comply with all regulations and requirements of any governmental authority having jurisdiction over the issuance, transfer, or sale of capital stock of the Company, and as a condition to receiving any Shares, shall execute all such instruments as the Company in its sole discretion may deem necessary or advisable.

         H. Notwithstanding Paragraph A of this Section 10, the Committee may, in its sole discretion, accelerate the date on which any Option granted under the Plan, and outstanding at such time, shall become exercisable.

         I. In the event of termination of a Participant's employment by reason of such Participant's retirement in accordance with an applicable retirement plan, any outstanding Option held by such Participant shall be or immediately become fully exercisable as to the total number of Shares subject thereto (whether or not exercisable to that extent prior to termination of employment) and shall remain so exercisable but only for a period of three months after commencement of such retirement, at the end of which time it shall terminate (unless such Option expires earlier by its terms).

         J. In the event of termination of a Participant's employment by reason of such Participant's disability within the meaning of Section 22(e)(3) of the Code, any outstanding Option held by such Participant shall be or immediately become fully exercisable as to the total number of Shares subject thereto (whether or not exercisable to that extent prior to termination of employment) and shall remain so exercisable but only for a period of one year after termination of employment for such disability, at the end of which time it shall terminate (unless such Option expires earlier by its terms).

         K. In the event of the death of any Participant (including death during an approved leave of absence or following a Participant's retirement or disability), any Option then held by him which shall not have lapsed or terminated prior to his death shall be or immediately become fully exercisable by the executors, administrators, legatees, or distributees of his estate, as may be appropriate, as to the total number of Shares subject thereto (whether or not exercisable to that extent at the time of death) and shall remain so exercisable but only for a period of one year after death, at the end of which time it shall terminate (unless such Option expires earlier by its terms).

         L. In the event of the termination of the Participant's employment otherwise than as described in paragraphs I, J, and K, any outstanding Option held by such Participant shall be exercisable to the extent exercisable at the time of such termination and shall be so exercisable for a period of thirty (30)


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days following such termination.  Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Committee.

         M. Notwithstanding Paragraph A of this Section 10, upon the occurrence of a Change in Control, any Option granted under the Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration or termination as provided in the Plan.

    11. NO EMPLOYMENT RIGHTS. Nothing contained in the Plan or any Option shall confer upon any Participant any right with respect to the continuation of his employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Option.

    12. RIGHTS OF A SHAREHOLDER. No person shall have any rights with respect to any Shares covered by or relating to any grant hereunder of an Option until the date of issuance of a certificate to him evidencing such Shares. Except as otherwise expressly provided in the Plan, no adjustment to any Option shall be made for dividends or other rights for which the record date occurs prior to the date such certificate is issued.

    13.  ADJUSTMENT UPON CHANGES IN CAPITAL STOCK.

         A. If the capital stock of the Company shall be subdivided or combined, whether by reclassification, stock dividend, stock split, reverse stock split or other similar transaction, then the number of Shares authorized under the Plan, the number of Shares then subject to or relating to unexercised Options granted hereunder and the exercise price per Share will be adjusted proportionately. A stock dividend shall be treated as a subdivision of the whole number of Shares equal to such whole number of Shares so outstanding plus the number of Shares issued as a stock dividend.

         B. In the case of any capital reorganization or any reclassification of the capital stock of the Company (except pursuant to a transaction described in Paragraph A of this Section 13) (a "Reorganization"), appropriate adjustment may be made by the Board in the number and class of shares authorized to be issued under the Plan and the number and class of shares subject to or relating to Options awarded under the Plan and outstanding at the time of such Reorganization.

         C. Each Participant will be notified of any adjustment made pursuant to this Section 13 and any such adjustment, or the failure to make such adjustment, shall be binding on the Participant.

         D. Except as expressly set forth herein, the number and kind of Shares subject to Options, shall not be affected by any transaction (including, without limitation, any merger, recapitalization, stock split, stock dividend, issuance of stock or similar transaction) affecting the capital stock of the Company and no Participant shall be entitled to any additional Options on account thereof.

    14.  WITHHOLDING TAXES.


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         A.   Whenever Shares are to be issued upon the exercise of an Option, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, prior to the delivery of any certificate or certificates for such Shares.

         B. Notwithstanding Paragraph A of this Section 14, at the election of a Participant, subject to the approval of the Committee, when Shares are to be issued upon the exercise of an Option, the Participant may tender to the Company a number of Shares, or the Company shall withhold a number of such shares, the Fair Market Value of which is sufficient to satisfy the federal, state and local tax requirements, if any, attributable to such exercise or occurrence. The Committee hereby grants its approval to any election made pursuant to this Paragraph B, but reserves the right, in its absolute discretion, to withdraw such approval in case of any such election effective upon its delivery of notice thereof to the Participant.

         C. Notwithstanding Paragraph E of Section 10 hereof, if a Participant subject to the provisions of Section 16(b) of the Exchange Act who has not made an election pursuant to Section 83(b) of the Code, makes an election described in Paragraph B of this Section 14 to have Shares withheld with respect to an Option, then the Company shall hold as custodian for the Participant certificates evidencing the total number of Shares required to be issued pursuant to the exercise of the Option until the expiration of six (6) months following the date of such exercise. Upon the expiration of such six-month period, the Company shall deliver to such Participant certificates evidencing such Shares minus a number of such Shares, the Fair Market Value of which on the date on which such period expires is sufficient to satisfy the federal, state and local tax requirements attributable to such exercise.

         D. Notwithstanding any other provisions of the Plan, a individual who is subject to Section 16(b) of the Exchange Act, may not make either of the elections described in Paragraph B of this Section 14 prior to the expiration of six (6) months after the date on which the applicable Option was granted. Such elections must be made either (i) during the 10-day window period described in Section (e)(3)(iii) of Rule 16b-3 promulgated under such Section 16(b) of the Exchange Act, or (ii) at least six months prior to the date as of which the income attributable to the exercise of the related Option is recognized under the Code. Such elections shall be irrevocable and shall be made by the delivery to the Company's principal office, to the attention of its Secretary, of a written notice signed by Participant.

    15.  AMENDMENT OF THE PLAN.

         A. The Board may at any time and from time to time suspend, discontinue, modify or amend the Plan in any respect whatsoever except that the Board may not suspend, discontinue, modify or amend the Plan so as to adversely affect the rights of a Participant with respect to any grants that have theretofore been made to such Participant without such Participant's approval.

         B. No amendment to or modification of the Plan which: (i) materially increases the benefits accruing to Participants; (ii) except as provided in Sections 6 and 13 hereof, increases the number


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of Shares that may be issued under the Plan; or (iii) modifies the requirements as to eligibility for participation under the Plan shall be effective without shareholder approval.

    16. RESOLUTION OF DISPUTES. The following provisions shall apply to any controversy between the Company and its Subsidiaries and the Participant (including any director, officer, employee, agent or affiliate of the Company and its Subsidiaries) relating to this Plan or any Option granted pursuant to this Plan.

         A. The parties first shall use their reasonable efforts to discuss and negotiate a resolution of the controversy.

         B. If the efforts to negotiate a resolution do not succeed, the parties shall resolve the controversy by final and binding arbitration in accordance with the Rules for Commercial Arbitration (the "Rules") of the American Arbitration Association in effect at the time of the adoption of this Plan and pursuant to the following additional provisions:

              (i) The Federal Arbitration Act (the "Federal Act"), as supplemented by the Texas Arbitration Act (to the extent not inconsistent with the Federal Act), shall apply to the arbitration and all procedural matters relating to the arbitration.

              (ii) The parties shall select one arbitrator within ten days after filing of a demand and submission in accordance with the Rules. If the parties fail to agree on an arbitrator within that ten day period or fail to agree to an extension of that period, the arbitration shall take place before an arbitrator selected in accordance with the Rules.

              (iii) The arbitration shall take place in McKinney, Texas, and the arbitrator shall issue any award at the place of arbitration. The arbitrator may conduct hearings and meetings at any place agreeable to the parties or, upon the motion of a party, determined by the arbitrator as necessary to obtain significant testimony or evidence.

              (iv) The arbitrator shall have the power to authorize all forms of discovery (including depositions, interrogatories and document production) upon the showing of (a) a specific need for the discovery, (b) that the discovery likely will lead to material evidence needed to resolve the controversy, and (c) that the scope, timing and cost of the discovery is not excessive.

              (v) Authority of Arbitrator. The arbitrator shall not have the power (a) to alter, modify, amend, add to, or subtract from any term or provision of this Plan or any Option; (b) to rule upon or grant any extension, renewal or continuance of this Plan or any Option; or (c) to grant interim injunctive relief prior to the award.

              (vi) Enforcement of Award. The prevailing party shall have the right to enter the award of the arbitrator in any court having jurisdiction over one or more of the parties or their assets. The parties specifically waive any right they may have to apply to any court for relief from the provisions of this Agreement or from any decision of the arbitrator made prior to the award.


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         B.   Attorneys' Fees and Costs.  The prevailing party to the
arbitration shall have the right to an award of its reasonable attorneys' fees and costs (including the cost of the arbitrator) incurred after the filing of the demand and submission. If the Company prevails, the award shall include an amount for that portion of the administrative overhead reasonably allocable to the time devoted by the in-house legal staff of the Company.

         C. Other Rights. The provisions of this Section 16 shall not prevent the Company, its Subsidiaries, or the Participant from exercising any of their rights under this Plan, any Option, or under the common law, including (without limitation) the right to terminate any agreement between the parties or to end or change the party's legal relationship.

    17.  MISCELLANEOUS.

         A. It is expressly understood that the Plan grants powers to the Board but does not require their exercise; nor shall any person, by reason of the adoption of the Plan, be deemed to be entitled to the grant of any Option; nor shall any rights be deemed to accrue under the Plan except as Options may be granted hereunder.

         B. All rights hereunder shall be governed by and construed in accordance with the laws of Texas.

         C. All expenses of the Plan, including the cost of maintaining records, shall be borne by the Company.












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